P. H. GLATFELTER COMPANY
2005 MANAGEMENT INCENTIVE PLAN
(as Amended and Restated Effective January 1, 2010)
Purpose of the Plan

The purpose of the Management Incentive Plan (hereinafter called the “Plan”) is to advance the interests of the P. H. Glatfelter Company and its shareholders by providing incentives to key employees with significant responsibility for the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

This Plan was originally established effective January 1, 2005. The Plan was amended and restated effective January 1, 2008 to conform its provisions to the requirements of Section 409A of the Internal Revenue Code (“Code”) and the final regulations thereunder. The Plan is amended and restated again, effective as of January 1, 2010.

Definitions

For the purpose of the Plan, the following definitions shall apply:

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

“Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside Directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder).

“Company” means P. H. Glatfelter Company and any subsidiary entity or affiliate thereof.

“Participant” means any person who has satisfied the eligibility requirements set forth in Paragraph 4 and who has been selected to participate in the Plan by the Committee.

“Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

“Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization, and pension income or expense, or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; net debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total stockholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or operating net income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, sales of significant assets, business expansion, product diversification and other non-financial operating and management performance objectives. The Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude the effect of any of the following events that occur during a Performance Period, provided that if an award is intended to constitute performance-based compensation within the meaning of Section 162(m) of the Code, such adjustments shall be applied consistent with the requirements of that Code section and tax regulations thereunder: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting standards or principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareowners for the applicable year.

“Performance Period” means, in relation to any award, the calendar year or other period for which a Participant’s performance is being calculated, with each such period constituting a separate Performance Period.

“Total and Permanent Disability” means: (1) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (2) if no such policy or plan exists, the Participant shall be considered to be totally disabled as determined by the Committee.

“Retirement” means retirement of an employee: (1) as defined under any retirement plan of the Company which is qualified under Section 401 of the Code; or (2) as determined by the Committee.

Administration of the Plan

The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board. The Committee may, with respect to Participants for whom awards are not intended to be performance-based compensation subject to Section 162(m) of the Code, delegate such of its powers and authority under the Plan to the Company’s officers as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable; provided however, that the Committee shall not exercise its authority and discretion to waive the satisfaction of the applicable Performance Goal(s) or Performance Measure(s). The Committee is authorized to interpret the Plan, to adopt administrative rules, procedures, regulations, and guidelines for the Plan (including without limitation procedures for the exercise of its discretion to determine whether Performance Goals have been met and/or to reduce the amount of awards as set forth in Section 5(d)), and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

Participation in the Plan

Participation in the Plan is limited to officers and key employees of the Company who have significant responsibility for corporate, business segment or facility-based operations and who are selected by the Committee for participation in the Plan. Nothing herein contained shall be construed as giving any employee the right to participate in the Plan.

Incentive Compensation Awards

The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn cash compensation. The amount of a Participant’s award may be based on a percentage of such Participant’s salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. In no event may an award paid under the Plan to any Participant for any Performance Period exceed USD $2,000,000.

With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the Company’s achievement of one or more Performance Goal(s) with respect to the Performance Measure(s) established by the Committee. With respect to such awards, no later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the amount(s) or objective method(s) for computing the amount(s) of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided however, that for a Performance Period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the Performance Period. At the time the Committee determines the Performance Goal(s)/Performance Measure(s) for a Performance Period, in addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.

The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions shall be established no later than the date the Committee determines the Performance Goal(s)/Performance Measure(s) for a Performance Period. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, a vesting requirement of continued employment by the Participant until a date which may be beyond the end of a Performance Period, and/or the achievement of specified performance goals by the Company, business unit or Participant.

Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority, with respect to any award that is intended to be performance-based compensation under Section 162(m) of the Code, to increase, directly or indirectly, the amount of a payment to any individual above which it would be based on the pre-established Performance Goal(s) in the absence of such exercise of discretion.

Payment of Individual Incentive Awards

Awards shall be paid as promptly as practicable (but in no event later than 21/2 months after the close of the fiscal year in which the Performance Period ends) after the Company’s certified public accountants have completed their examination of the Company’s year-end consolidated financial statements and the Committee has certified in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made shall be treated as written certification.

Notwithstanding paragraph (a) above, in the event the Committee had, at the time the award was granted, imposed a vesting requirement of continued employment until a specified date before the award can be paid, the award shall be paid as soon as practicable after the last to occur of (i) the payment date described in paragraph (a) or (ii) the vesting date, but in no event later than 21/2 months following the close of the fiscal year in which the later of (i) or (ii) occurs.

Participants who have terminated employment with the Company prior to the end of a Performance Period for any reason other than death, Retirement or Total and Permanent Disability, shall forfeit any and all rights to payment under any awards then outstanding under the terms of the Plan and shall not be entitled to any cash payment for such period. Unless otherwise determined by the Committee, if a Participant’s employment with the Company should terminate during a Performance Period by reason of death, Retirement or Total and Permanent Disability, the Participant’s award shall be prorated to reflect the period of service prior to his/her death, Retirement or Total and Permanent Disability, and shall be paid either to the Participant or, as appropriate, the Participant’s estate, provided and subject to the Committee’s certification that the applicable Performance Goals and Performance Measures have been met. No award hereunder shall be paid in the absence of the Committee’s certification that the applicable Performance Goal(s) and Performance Measure(s) have been met.

Amendment or Termination of the Plan

While the Company intends that the Plan shall continue in force from year to year, the Company reserves the right by action of its Board of Directors, or the Committee, to amend, modify or terminate the Plan, at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid.

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A of the Code regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan.

Rights Not Transferable

A Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.

Funding

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Withholdings

The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant’s participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.

No Employment or Service Rights

Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment for any reason.

Other Compensation Plans

Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for employees of the Company.

Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.

Effective Date

The Plan was originally effective January 1, 2005, with its material terms approved by the Company’s shareholders. It was previously amended and restated effective January 1, 2008 to reflect the provisions of Section 409A of the Internal Revenue Code and the final regulations thereunder. It is hereby amended and restated again effective as of January 1, 2010.

• * *

Pursuant to authority granted to William T. Yanavitch, Vice President of Human Resources and Administration, in resolutions of the Board of Directors adopted March 3, 2010, the foregoing amended and restated 2005 Management Incentive Plan is adopted this 3rd day of March, 2010, to be effective upon approval of by the Company’s shareholders which is expected to be on May 5, 2010.

P.H. GLATFELTER COMPANY

By:/s/ William T. Yanavitch
William T. Yanavitch, Vice President of
Human Resources and Administration